Exhibit 99.11

October 30, 2009

Re: Studio One Media, Inc. (“Studio One”) Shareholder Update

Dear Shareholder:

I am writing to update you on the Company’s exciting progress and future growth plans.  We have a number of significant developments to share with you.

MyStudio

Studio One launched its first studio in Scottsdale Fashion Square in September 2008.  This was a very significant milestone for the Company and the culmination of tens of thousands of hours of work and many millions of dollars of research and development.  The Company subsequently introduced a studio in Los Angeles in August 2009 and expects its next studio to be installed in the New York area next month.

Led by Studio One Founder & CEO Larry Ryckman, the Studio One team has worked tirelessly ensuring that MyStudio provides an exceptional customer experience.  MyStudio offers groundbreaking HD video and audio quality with an ease and convenience never before available to the public.  The Company has already established relationships with EMI Music Publishing, The Grammy Foundation and reality TV giant Mark Burnett Productions.  The team continues to pursue strategic partnerships that will drive traffic to the studio.

The Company remains focused on three primary sources of revenue: paid studio sessions and advertising on the studio and website.   Our “bricks and clicks” business model differentiates us from many social media companies that are solely dependent upon banner advertising.  The traffic to our studio drives an exponential number of users to our website.

We have been very pleased by the feedback from our users.  The MyStudio users continue to be astonished with the quality of our product at such a reasonable price point. Users continue to invent creative uses for the studio including dating videos, video resumes and corporate messages.   Over 7,000 videos have been produced at MyStudio since our launch last year.

The website community at MyStudio.net is showing strong growth as evidenced by the number of registered users, unique visitors and page views.  By creating personal profiles and sharing their videos, musicians and other studio users are gaining recognition for their talents. Several users have successfully received talent contracts as a result of being discovered on our website.

The management team remains focused on deploying studios into key markets throughout the U.S subject to the availability of capital.  A subsequent rollout in foreign markets will be pursued.  We believe countries like Japan and China will quickly embrace MyStudio based on their passion for karaoke and Western culture.

MyStudio Masters

We enthusiastically announced in our recent Form 10-K the development of a new technology for mastering audio that has been branded MyStudio Masters.  Our technology makes music significantly louder, fuller and more robust than traditionally mastered music. The MyStudio Masters technology is a proprietary, patent pending combination of hardware and software developed over the past four years and can be applied on virtually all audio sources, including music, radio, television and film.

The MyStudio Mastering process can be used to create both a master audio mix or to “AfterMaster” existing music that has already been mastered. The AfterMastering allows any mastered audio to be remastered without the need to access the master mix.  The business model includes the mastering and AfterMastering of both new music releases as well as catalog music. We believe this can be the technological impetus that can revitalize the music industry by providing consumers with a new leap in sound quality and added value.  Some music industry experts who have recently been introduced to our Mastering technologies have stated that this technology has the opportunity to do for music what HD has done for television.  The audio fidelity offered by our Mastering technologies is believed to be unprecedented in the digital music industry.

Financial Condition

The overall global economic decline has created significant challenges for all businesses.   Despite the significance of our launch in Scottsdale last fall, our stock was a victim of precipitous decline in the broad markets.  However, as an early stage business, we did not experience an appreciable recovery in our stock until our recent launch in Los Angeles.

We have conservatively managed our cash in light of the economy, and cost containment efforts continue to be a focus while we develop and maximize revenue and branding opportunities.

The Company continues to explore financing alternatives that minimize dilution to our existing shareholders.  We believe it is important to thank and reward our shareholders for their patience during the development of our products and the recession’s impact on our stock price.

We have been very pleased with the excitement expressed by music and entertainment executives in Los Angeles who have toured MyStudio and understand the significance and utility of the studio.  We remain hopeful that such enthusiasm results in new and significant strategic partnerships for the Company.  We are committed to the long-term growth of the Company and further development of revolutionary technologies.  We greatly appreciate your commitment to Studio One.

The best always,

/s/ Barry Goldwater

Barry M. Goldwater, Jr.
Chairman of the Board